Exhibit 99.3

Max Capital Group Ltd. Announces $0.10 Dividend and Increase in Share Repurchase Plan of $100 Million

HAMILTON, BERMUDA, February 9, 2010—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) announced today that the Company’s Board of Directors, at a meeting held on February 9, 2010, declared a dividend of $0.10 per share.

The dividend is payable on March 9, 2010 to shareholders of record as of February 23, 2010.

In addition, on February 9, 2010, Max Capital’s Board of Directors authorized an increase in the share repurchase plan of $100 million, and, following this authorization, the amount currently available is $129 million.

Operating from offices in Bermuda, Ireland, the USA, Latin America and at Lloyd’s, Max Capital Group Ltd. is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by the Company with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

Susan Spivak Bernstein Senior Vice President susan.spivak@maxcapservices.com 1-212-898-6640	Roanne Kulakoff Kekst and Company roanne-kulakoff@kekst.com 1-212-521-4837